Exhibit 99.1

The Marygold Companies Reports Financial Results

for the Second Quarter and First Half of Fiscal 2024

San Clemente, Calif., February 14, 2024—The Marygold Companies, Inc. (“TMC,” or the “Company”) (NYSE American: MGLD), a diversified global holding firm, today reported financial results for the three and six months ended December 31, 2023.

Revenue for the three months ended December 31, 2023 was $8.5 million, compared with $8.8 million, last year. The Company registered a net loss of $1.2 million, equal to a loss of $0.03 per share, for the fiscal 2024 second quarter, principally reflecting continued investment in the Marygold & Co. fintech app. TMC reported net income of $0.2 million, or approximately breakeven per share, for the same quarter a year ago.

For the six-month period ended December 31, 2023, revenue was $16.7 million, versus $17.7 million for the comparable period last year. A net loss of $1.7 million, or $0.04 per share, was recorded for the six months ended December 31, 2023, versus net income of $0.7 million, equal to $0.02 per fully diluted share, for the same period a year ago.

TMC’s balance sheet remained strong at December 31, 2023. Cash and cash equivalents amounted to $6.2 million and investments totaled $12.4 million at the end of the quarter, and the Company has essentially no debt. Total assets at December 31, 2023, were $35 million, and total stockholders’ equity at quarter’s end was $29 million.

“Operating results are within the range of expectations,” said David Neibert, TMC’s Chief Operations Officer. “Our core businesses are all operating efficiently and producing cash, which is being used to build our fintech business under the Marygold & Co. brand. The more we earn at our other divisions, the more we can invest in growing the fintech app. As we are seeing, those investments will continue to negatively impact TMC’s income statement over the near term until our mobile banking app gains traction. While we are not showing profits at the consolidated level, the fundamentals of our Company remain on solid footing, and we are building what we believe to be a highly valued business and doing so without any dilutive effects of equity or debt funding from outside sources.”

Nicholas Gerber, TMC’s Chief Executive Officer, added, “We have started the marketing of our innovative fintech app, a unique mobile app with a debit card feature that enables account holders to invest in Money Pools, send money to anyone in the U.S., monitor spending habits and budgets, and to transact business at retailers throughout the world. In the background, we are readying even more features to be incorporated into the app, as daily onboarding of new accountholders increases. Following our successful soft launch in the second half of 2023, we are excited as ever that Marygold & Co. is gaining attention. I strongly believe that the strategy of using of our capital reserves to develop this app, versus borrowing or diluting our shareholders, will prove to be a sound investment as the true value is realized in the coming years.”

Business Units

The Company’s USCF Investments subsidiary, www.uscfinvestments.com, acquired in 2016 and based in Walnut Creek, Calif., serves as manager, operator or investment adviser to 15 exchange traded products, structured as limited partnerships or investment trusts that issue shares trading on the NYSE Arca.

Gourmet Foods, https://gourmetfoodsltd.co.nz/, acquired in 2015, is a commercial-scale bakery that produces and distributes iconic meat pies and pastries throughout New Zealand under the brand names Pat’s Pantry and Ponsonby Pies. Acquired by Gourmet Foods in 2020, Printstock Products Limited https://www.printstocknz.com/, is a printer of specialized food wrappers and is located in Napier, New Zealand. Its operations are consolidated with those of Gourmet Foods.

Brigadier Security Systems, www.brigadiersecurity.com, acquired in 2016 and headquartered in Saskatoon, Canada, provides comprehensive security solutions to homes and businesses, government offices, schools and other public buildings throughout the province under the brands Brigadier Security Systems in Saskatoon and Elite Security in Regina, Canada.

Original Sprout, acquired in 2017, with warehouse and office facilities located in San Clemente, California www.originalsprout.com, produces and distributes a full line of vegan, safe, non-toxic hair and skin care products, distributed in the U.S. and its territories, the U.K., E.U., Turkey, Middle East, Africa, Taiwan, Mexico, South America, Singapore, Hong Kong, Malaysia, New Zealand, Australia and Canada among other areas.

Marygold & Co., formed in the U.S. during 2019 and operating from offices in Denver, CO, together with its wholly owned subsidiary, Marygold & Co. Advisory Services, LLC, was established to explore opportunities in the financial technology sector. The company continues further development of its mobile banking app, having completed the initial development stage and soft launch in the U.S. in June 2023. https://marygoldandco.com/

Marygold & Co. (UK) Limited, formed in the U.K. during 2021, operates through its subsidiary acquired in 2022, Tiger Financial & Asset Management Limited (“Tiger”), a U.K. based investment adviser. Tiger’s core business is managing clients’ financial wealth across a diverse product range, including cash, national savings, individual savings accounts, unit trusts, insurance company products such as investment bonds and other investment vehicles. http://www.tfam.co.uk/

About The Marygold Companies, Inc.

The Marygold Companies, Inc., which changed its name from Concierge Technologies, Inc. in 2022, was founded in 1996 and repositioned as a global holding firm in 2015. The Company currently has operating subsidiaries in financial services, food manufacturing, printing, security systems and beauty products, under the trade names USCF Investments, Marygold & Co., Tiger Financial & Asset Management Limited, Gourmet Foods, Printstock Products, Brigadier Security Systems and Original Sprout, respectively. Offices and manufacturing operations are in the U.S., New Zealand, U.K., and Canada. For more information, visit www.themarygoldcompanies.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements, including, but not limited to, tangible benefits expected to be realized in the 2024 calendar year from current investments, involve significant risks and uncertainties that could cause actual results to differ materially from the expected results and, consequently, should not be relied upon as predictions of future events. These forward-looking statements, including the factors disclosed in the Company’s most recent Annual Report on Form 10-K, and in the Company’s other filings with the Securities and Exchange Commission, are not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Media and investors, for more Information, contact:

Roger S. Pondel

PondelWilkinson Inc.

310-279-5965

rpondel@pondel.com

Contact the Company:

David Neibert, Chief Operations Officer

949-429-5370

dneibert@themarygoldcompanies.com

THE MARYGOLD COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	December 31, 2023	June 30, 2023

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$6,214	$8,161
Accounts receivable, net (of which $1,624 and $1,674, respectively, due from related parties)	2,596	3,026
Inventories	2,389	2,254
Prepaid income tax and tax receivable	1,618	992
Investments, at fair value	12,379	11,481
Other current assets	1,057	904
Total current assets	26,253	26,818

Restricted cash	434	425
Property and equipment, net	1,215	1,255
Operating lease right-of-use assets	1,287	821
Goodwill	2,307	2,307
Intangible assets, net	2,112	2,330
Deferred tax assets, net	771	771
Other assets	553	554
Total assets	$34,932	$35,281

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,287	$2,771
Operating lease liabilities, current portion	715	457
Purchase consideration payable	637	605
Loans - property and equipment, current portion	352	359
Total current liabilities	4,991	4,192

LONG-TERM LIABILITIES
Loans - property and equipment, net of current portion	82	88
Operating lease liabilities, net of current portion	582	381
Deferred tax liabilities, net	242	242
Total long-term liabilities	906	711
Total liabilities	5,897	4,903

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 50,000 shares authorized Series B: 49 shares issued and outstanding at December 31, 2023 and June 30, 2023	-	-
Common stock, $0.001 par value; 900,000 shares authorized; 39,383 shares issued and outstanding at December 31, 2023 and June 30, 2023	39	39
Additional paid-in capital	12,605	12,397
Accumulated other comprehensive loss	(12)	(144)
Retained earnings	16,403	18,086
Total stockholders’ equity	29,035	30,378
Total liabilities and stockholders’ equity	$34,932	$35,281

THE MARYGOLD COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022

Revenue
Fund management - related party	$4,997	$5,266	$10,047	$10,686
Food products	1,920	1,932	3,649	3,870
Beauty products	842	785	1,617	1,588
Security systems	570	665	1,123	1,295
Financial services	128	124	256	258
Revenue	8,457	8,772	16,692	17,697

Cost of revenue	2,091	2,231	4,128	4,256

Gross profit	6,366	6,541	12,564	13,441

Operating expense
Salaries and compensation	2,999	2,805	5,589	5,173
General and administrative expense	2,306	1,820	4,556	3,512
Fund operations	1,187	1,112	2,461	2,253
Marketing and advertising	718	556	1,685	1,329
Depreciation and amortization	153	148	307	297
Total operating expenses	7,363	6,441	14,598	12,564

(Loss) income from operations	(997)	100	(2,034)	877

Other income (expense):
Interest and dividend income	138	63	331	115
Interest expense	(3)	(4)	(7)	(11)
Other (expense) income, net	(503)	130	(458)	32
Total other (expense) income, net	(368)	189	(134)	136

(Loss) income before income taxes	(1,365)	289	(2,168)	1,013

Benefit (provision) for income taxes	182	(107)	484	(334)

Net (loss) income	$(1,183)	$182	$(1,684)	$679

Weighted average shares of common stock
Basic	40,397	40,371	40,397	40,371
Diluted	40,397	40,371	40,397	40,384

Net (loss) income per common share
Basic	$(0.03)	$-	$(0.04)	$0.02
Diluted	$(0.03)	$-	$(0.04)	$0.02